EXHIBIT 11

                            MENTOR CORPORATION AND SUBSIDIARIES
                  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                             SEPTEMBER 30,       SEPTEMBER 30,

                                          1996     1995        1996      1995

PRIMARY:

Primary Earnings                        $ 6,286   $ 5,556     $13,375   $11,040

Average Shares Outstanding               24,876    24,813      24,862    23,877

Net effect of dilutive  stock options
based on the treasury stock method
using average stock market price          1,569     1,705       1,524     1,492

Total Shares for Primary Earnings        26,445    26,518      26,386    25,369

Primary Earnings Per Share               $ 0.24   $  0.21     $  0.51   $  0.44

SUPPLEMENTAL AND FULLY DILUTED:

Primary Earnings                        $ 6,286   $ 5,556     $ 13,375 $ 11,040

Interest and Related Expenses on
6 3/4% debentures eliminated                 --        --           --      165

Fully diluted earnings                  $ 6,286   $ 5,556     $ 13,375 $ 11,205

Average Shares Outstanding               24,876    24,812       24,861   24,662

Net effect of dilutive  stock options  based on the treasury  stock method using the higher of ending and average
stock market prices                       1,589     1,939        1,599    1,916

Additional shares issued in assumed
conversion of 6 3/4% debentures at
16.50 per share                              --        --           --       52

Total shares for supplemental/fully
diluted                                  26,465     26,751      26,460   26,630

Fully Diluted/Supplemental Earnings
Per Share                               $  0.24    $  0.21     $  0.51  $  0.42

Note: In June 1996 the Company's 6 3/4% Sub-ordinated Convertible Debenture was converted into shares of Common stock. The Supplemental calculation is presented in lieu of the fully diluted calculation and assumes the conversion took place at the beginning of the period. This calculation also adds interest expense for the period, net of tax, back to net income.

Note: The shares outstanding for 1995 have been adjusted to reflect a two-for-one split of the Company's Common Stock in the form of a 100 percent stock dividend effective September 27, 1995.

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.



MENTOR CORPORATION
(Registrant)


DATE:             November 1, 1996          BY:       /s/ANTHONY R. GETTE
                                                     --------------------
                  Anthony R. Gette
                  President and
                  Chief Operating Officer



DATE:             November 1, 1996          BY:       /s/GARY E. MISTLIN
                                                     -------------------
                  Gary E. Mistlin
                  Chief Financial Officer
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